DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
OF CONOCOPHILLIPS
(Amended and Restated Effective as of October 1, 2025)
Section 1.Purpose of the Plan
(a)The purpose of this Plan is to allow each Non-Employee Director to elect to defer part or all of the Non-Employee Director’s Cash Compensation to a Deferred Compensation Account, receive part or all of the Non-Employee Director’s Cash Compensation in the form of an RSU Award, and defer settlement of Restricted Stock Units issued under the terms of the Omnibus Plan.
(b)With respect to amounts earned or vested after 2004, this Plan is intended to comply with section 409A of the Code.  The Plan previously included different provisions with respect to amounts earned and vested before 2005, but all such amounts have been paid or settled as of the Effective Date.
Section 2.Definitions
For purposes of the Plan, the following terms shall have the meaning specified.
(a)“Administrator” means the Chief Executive Officer of the Company or his designee.
(b)“Affiliate” means an entity aggregated with the Company and treated as a single employer for purposes of Code sections 414(b) and (c) as modified by Code section 409A to the extent applicable.
(c)“Beneficiary” means the person or persons designated or deemed designated by a Non-Employee Director in accordance with Section 5(b) to receive deferred Director Compensation after the death of the Non-Employee Director.
(d)“Board” means the Board of Directors of the Company.
(e)“Cash Compensation” means the portion of compensation payable by the Company in the form of cash for service as a Non-Employee Director.
(f)“Change of Control” has the meaning specified by the Omnibus Plan.
(g)“Code” means the Internal Revenue Code of 1986, as amended.
(h)“Company” means ConocoPhillips and any successor thereto.
(i)“Deferral Election” means a written instrument in a form acceptable to the Administrator that is completed by a Non-Employee Director and delivered to the Administrator in a timely manner with the Non-Employee Director’s instructions regarding the elections available under Section 3.
(j)“Deferred Compensation Account” shall mean a hypothetical account established and maintained for the purpose of recording the amount of a Non-Employee Director’s deferred Cash Compensation; the deemed gains, losses, earnings, or expenses accrued thereon; and payments made therefrom, all in accordance with the terms of the Plan.
(k)“Director Compensation” means Cash Compensation and/or Stock Compensation.
(l)“Effective Date” means October 1, 2025.

(m)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(n)“Fair Market Value” has the meaning specified by the Omnibus Plan.
(o)“Investment Options” shall mean, with respect to any Deferred Compensation Account, the available hypothetical investment options with respect to which such account is deemed to be invested.
(p)“Non-Employee Director” means a member of the Board who is not an officer or current employee of the Company or any of its Affiliates and who is a citizen or permanent resident alien of the United States.
(q)“Omnibus Plan” means the 2023 Omnibus Stock and Performance Incentive Plan of ConocoPhillips or, as applicable, any similar or predecessor long-term incentive Plan of the Company or any of its successors or predecessors.
(r)“Plan” means this Deferred Compensation Plan for Non-Employee Directors of ConocoPhillips, as amended from time to time.
(s)“Plan Year” means the 12-month period beginning January 1 and ending December 31; provided that if a Non-Employee Director has a different United States taxable year, the Plan Year for such Non-Employee Director shall be such taxable year.
(t)“Restricted Stock Unit” has the meaning specified by the Omnibus Plan.
(u)“RSU Award” means an award of Restricted Stock Units under the Omnibus Plan.
(v)“Separation from Service” means the termination of a Non-Employee Director’s service on the Board and, if applicable, termination of other service as an independent contractor of the Company and its Affiliates as determined in accordance with section 409A of the Code. To the extent permitted by Code section 409A, an individual may be considered to have such a termination of service even if the individual continues to provide services as an employee of the Company or any of its Affiliates.
(w)“Stock” means common stock (or any successor security) of the Company.
(x)“Stock Compensation” means the portion of compensation payable by the Company in the form of an RSU Award for service as a Non-Employee Director.
Section 3.Deferral Elections
(a)Deferral Election Timing.
(1)Initial Deferral Election for Newly Eligible Non-Employee Directors. An initial Deferral Election may be made by a newly eligible Non-Employee Director with respect to Director Compensation payable with respect to services performed after the date the Non-Employee Director delivers the initial Deferral Election to the Administrator and through the remainder of the Plan Year in which he or she becomes (or again becomes) a Non-Employee Director. To be effective, such initial Deferral Election must be delivered to the Administrator before the end of such Plan Year and within 30 days after becoming an eligible Non-Employee Director. A valid initial Deferral Election shall become irrevocable at the end of such 30-day period or, if earlier, the first payment date of Director Compensation subject to the election. A Non-Employee Director is considered newly eligible if
(A)the Non-Employee Director has never previously been eligible to defer Director Compensation under the Plan;
(B)the Non-Employee Director previously received all amounts deferred under the Plan and, at the time of the last payment of such amounts, was not eligible to participate in the Plan; or
(C)the Non-Employee Director was not eligible to make new deferrals under the Plan at any time during the 24-month period ending on the date of again becoming a Non-Employee Director.

(2)Annual Election. Each Plan Year a Non-Employee Director may make a Deferral Election with respect to Director Compensation payable with respect to services performed in the following Plan Year. The Administrator shall specify the deadline for delivery of such an annual Deferral Election, which deadline may not extend beyond the last day of the Plan Year immediately preceding the Plan Year to which the election applies. A valid annual Deferral Election shall become irrevocable with respect to the Plan Year to which it applies upon the expiration of the deadline for delivery specified by the Administrator. An annual Deferral Election for a Plan Year may be revoked or changed prior to becoming irrevocable for that Plan Year.
(3)Subsequent Deferral Election. A subsequent Deferral Election under Section 3(c) shall become irrevocable upon delivery to the Administrator and may not take effect until twelve months after such delivery date. If payment under the original Deferral Election occurs during such twelve-month period, the subsequent Deferral Election shall be disregarded. Accordingly, in the case of deferred amounts otherwise payable beginning upon a specified date, the subsequent Deferral Election must be delivered at least twelve months before such specified date.
(b)Deferral Election Options. The Administrator’s acceptance of a Deferral Election shall not affect the contingent nature of the Director Compensation subject to such election. For purposes of Code section 409A, installments shall be considered a single payment commencing on the first date an installment payment is scheduled to be made. Installment payment amounts are calculated by dividing the then current amount of Director Compensation subject to the Deferral Election by the number of installments remaining to be paid (inclusive of the current installment).
(1)Cash Compensation. In the absence of a valid Deferral Election with respect to Cash Compensation, such compensation shall be paid in the Plan Year in which earned in accordance with the payment schedule designated by the Administrator. A Non-Employee Director’s Deferral Election with respect to such Cash Compensation may instead designate that all or a portion of such compensation
(A)be credited to a Deferred Compensation Account and paid at the time and in the form specified in accordance with Section 4(c)(1); or
(B)be converted to an RSU Award to be settled at the time and in the manner elected by the Non-Employee Director for Stock Compensation earned in the same Plan Year. Such conversion shall occur based on the Fair Market Value of Stock, rounding up to the nearest whole share.
(2)Stock Compensation. In the absence of a valid Deferral Election with respect to Stock Compensation earned in a Plan Year, such compensation shall be settled commencing at the default time and according to the default payment schedule specified in the RSU Award agreement. A Non-Employee Director’s Deferral Election with respect to such Stock Compensation may instead provide for delivery to begin at a time and in accordance with a payment schedule designated from among the following options.
(A)Commencement. Settlement may instead begin at one of the following times designated by the Non-Employee Director.
(i)Upon the Non-Employee Director’s death or the first anniversary of Separation from Service (other than due to death);
(ii)A number of months (less than twelve) or years (from one to ten) from the date of grant, as designated by the Non-Employee Director or, if earlier, upon the Non-Employee Director’s death; or
(B)Payment Schedule. Settlement may occur according to one of the following payment schedules designated by the Non-Employee Director:

(i)A single payment; or
(ii)Up to ten annual installments; provided that notwithstanding anything herein or in a Deferral Election to the contrary, settlement to a Beneficiary after the death of a Non-Employee Director shall be made in a single payment as soon as administratively practicable after such death.
(C)Change of Control. Notwithstanding the foregoing or any Deferral Election to the Contrary, Stock Compensation shall be settled at the time and in the manner specified by the RSU Award agreement in the event of a Change of Control.
(c)Subsequent Deferral Elections. Subject to the following requirements, a Non-Employee Director may make a subsequent Deferral Election to change the time or form of payment of Director Compensation from the time or form applicable under a prior Deferral Election or the default terms of payment to another time or form otherwise permitted under Section 3(b)(1) or Section 3(b)(2), as applicable.
(1)Except for payment upon death, payment must be deferred for at least five years;
(2)No more than three subsequent Deferral Elections can be made with respect to Cash Compensation deferred to a Non-Employee Director’s Deferred Compensation Account for a particular Plan Year; and
(3)No more than three subsequent Deferral Elections can be made with respect to Stock Compensation for a particular Plan Year.
Section 4.Deferred Compensation Accounts
(a)Credit for Deferral.  Amounts deferred pursuant to Section 3(b)(1)(A) will be credited to a Deferred Compensation Account for the Non-Employee Director for the Plan Year to which the deferral relates. Amounts deferred shall be credited as soon as practicable but not later than 30 days after the date the Cash Compensation otherwise would have been paid.
(b)Designation of Investments.  The Chief Financial Officer of the Company or a delegate thereof shall designate the Investment Options and default Investment Option(s) available under the Plan for amounts credited to Deferred Compensation Accounts and may modify, replace, or remove designated Investment Options at any time. Earnings, gains, and losses shall be credited periodically to the undistributed amount credited to a Non-Employee Director's Deferred Compensation Account based on the results that would have been achieved had such credited amount been invested as soon as practicable after crediting into the Investment Options selected by the Non-Employee Director (or, in the absence of such a selection, in the default Investment Option(s)). The Administrator shall specify procedures to allow a Non-Employee Director to select from among available Investment Options the deemed investment of prospective credits to the Non-Employee Director’s Deferred Compensation Account, as well as the deemed investment of amounts previously credited to the Non-Employee Director’s Deferred Compensation Account. Nothing in this Section or otherwise in this Plan, however, will require the Company to actually invest any amounts in such Investment Options or otherwise.
(c)Payments.
(1)Payment Form and Timing. Notwithstanding anything herein or in a Deferral Election to the contrary, the entire amount credited under a Non-Employee Director’s Deferred Compensation Account shall be paid in a single lump sum to the Non-Employee Director’s Beneficiary as soon as administratively practicable after the death of a Non-Employee Director. Subject to the preceding sentence and a subsequent Deferral Election under Section 3(c), a Deferral Election may provide for payment from a Deferred Compensation Account of amounts subject to such election:
(A)in a lump sum as of the first day of the calendar quarter immediately following six months after the Non-Employee Director’s Separation from Service (other than due to death); or

(B)in up to ten annual installments commencing on the first day of the calendar quarter immediately following the first anniversary of the Non-Employee Director’s Separation from Service (other than due to death).
(2)Debiting of Payments. A Non-Employee Director’s Deferred Compensation Account shall be debited with respect to payments made from the account pursuant to this Plan as of the date such payments are made from the account.
Section 5.Death of Non-Employee Director
(a)Payment to Beneficiary. Upon the death of a Non-Employee Director, all Director Compensation deferred under the Plan by the Non-Employee Director shall be paid to the Non-Employee Director’s Beneficiary in a single payment as soon as administratively practicable after such death in accordance with Section 3(b)(2) and Section 4(c)(1).
(b)Designation of Beneficiary. A separate Beneficiary designation process applies to Deferred Compensation Accounts and RSU Awards.
(1)A Non-Employee Director may designate a Beneficiary to receive the entire amount credited under the Non-Employee Director’s Deferred Compensation Account by giving signed written notice of such designation to the Administrator using a form and in the manner prescribed by the Administrator. In the absence of an effective Beneficiary designation for a Non-Employee Director’s Deferred Compensation Account, the Beneficiary of such account shall be the Non-Employee Director’s surviving spouse, if any, or if none, the Non-Employee Director’s estate.
(2)Upon a Non-Employee Director’s death, all outstanding RSU Awards shall settle to the Non-Employee Director’s brokerage account established with the third party administrator of the Omnibus Plan, and the Non-Employee Director’s Beneficiary for purposes of such RSU Awards shall be the person(s) designated (or deemed designated in the absence of an affirmative designation) by the Non-Employee Director as beneficiary of such brokerage account using a form and in the manner prescribed by such third party administrator.
(3)A Non-Employee Director may from time to time change or cancel any previous Beneficiary designation by filing a new Beneficiary designation in the manner described above.
(4)The last written beneficiary designation received and accepted by the Administrator or its delegate prior to the Non-Employee Director’s death shall be controlling over any prior applicable designation and over any testamentary or other disposition.
(5)If any person, other than the Beneficiary to whom payment is made in accordance with the foregoing after the death of a Non-Employee Director, files a claim or lawsuit against the Company, the Plan, or the Administrator (or against any delegate or other person acting on behalf of the Company, the Plan, or the Administrator), challenging such payment, then all rights to payment of amounts deferred under the Plan by the Non-Employee Director shall be forfeited, and no amounts shall be due under the Plan with respect to such Non-Employee Director.
Section 6.Nonassignability
The rights and interests of a Non-Employee Director or Beneficiary or other person who becomes entitled to receive payments under this Plan shall not be voluntarily or involuntarily sold, transferred, pledged, or assigned, and any attempt to do so shall be null and void. Furthermore, such rights and interests shall not be liable for or subject to garnishment, attachment or any other legal process by the creditors of or other claimants against the Non-Employee Director, Beneficiary, or other such person.
Section 7.Plan Administration and Interpretation
(a)The Plan shall be administered by the Administrator. The Administrator may delegate to employees of the Company or its Affiliates the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take such other steps deemed necessary, advisable, or convenient for the effective administration of the Plan in accordance with its terms and purpose. The Administrator may designate a third party to provide services that may include record keeping, accounting, communication, payment of benefits, tax reporting, and any other services provided pursuant to an agreement with such third party. The Plan Administrator may adopt such rules, regulations, and forms as it deems desirable for administration of the Plan and shall have the discretionary authority to allocate responsibilities under the Plan to such other persons as may be designated by the Administrator.
(b)The Administrator shall have absolute discretion in carrying out its responsibilities under the Plan, and all decisions of the Administrator with respect to any questions arising as to the interpretation of this Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding on all parties.
(c)The Administrator shall serve without bond and without compensation for services under this Plan. All expenses of the Administrator for services under this Plan shall be paid by the Company. The Administrator shall not be liable for any act or omission on his or her own part excepting his or her own willful misconduct. Without limiting the generality of the foregoing, any such decision or action taken by the Administrator in reliance upon any information supplied by an officer of the Company, the Company's legal counsel, or the Company's independent accountants in connection with the administration of this Plan shall be deemed to have been taken in good faith.
Section 8.Plan Amendment and Termination
The Company reserves the right to amend this Plan from time to time or to terminate the Plan entirely by action of the Board or its committee relating to Non-Employee Director affairs, provided, however, that no amendment may reduce the amount credited under a Non-Employee Director’s Deferred Compensation Account as of the effective date of the amendment; and, further provided, the Company shall remain liable for any Director Compensation accrued under this Plan prior to the date of amendment or termination.
Section 9.Funding
All amounts payable under the Plan are unfunded and unsecured promise to pay compensation in the future and shall be paid solely from the general assets of the Company; provided that the Company may establish a grantor trust to pay or reimburse obligations under the Plan so long as the Plan remains unfunded for United States income tax purposes. Any rights accruing to a Non-Employee Director or Beneficiary under this Plan shall be those of an unsecured general creditor. While the Company may make investments for the purpose of measuring and meeting its obligations under this Plan, such investments shall remain the sole property of the Company subject to claims of its general creditors and shall not be deemed to form or be included in any assets of the Plan.
Section 10.Taxes; Code Section 409A
(a)If amounts deferred or paid under the Plan are subject to any estate, inheritance, income, employment or other tax which the Company shall be required to pay or withhold, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property held for the account of the Non-Employee Director or Beneficiary whose interests hereunder are so affected. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it considers necessary or desirable.
(b)The Plan is intended to meet applicable requirements of Code section 409А for the purpose of avoiding any adverse tax consequences resulting from a failure to comply with Code section 409А. The Plan shall be construed and operated in a manner consistent with such compliance. Except to the extent expressly set forth in this Plan, a Non-Employee Director or Beneficiary shall have no right to dictate the taxable year of payment for amounts subject to Code section 409А.
(c)The payment or delivery of amounts under the Plan shall not be accelerated in a manner that would cause such amounts to be includable in income under Code section 409A.
(d)If amounts payable under the Plan are includible in income under Code section 409A, such amounts shall be delivered as soon as administratively practicable to the Non-Employee Director or Beneficiary, as applicable.

(e)To the extent amounts payable under the Plan constitute nonqualified deferred compensation subject to Code section 409A, payment or settlement on account of a Non-Employee Director’s Separation from Service shall not be made to a “Specified Employee” (as that term is defined in Code section 409A(a)(2)(B)(i)) earlier than six months following the Specified Employee’s Separation from Service or, if earlier, the date of the Specified Employee’s death. This subsection may delay but not accelerate payment otherwise applicable under the Plan and a Deferral Election.
(f)To the extent any provision of this Plan or any omission from the Plan would (absent this subsection) cause amounts to be includable in income under Code section 409A, the Plan shall be deemed amended to the extent necessary to comply with the requirements of Code section 409A; provided, however, that this subsection shall not apply and shall not be construed to amend any provision of the Plan to the extent this subsection or any amendment required thereby would itself cause any amounts to be includable in income under Code section 409A.
Section 11.Miscellaneous
(a)Except as otherwise provided herein, the Plan shall be binding upon the Company, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Company’s assets and business or with or into which the Company may be consolidated or merged.
(b)This Plan shall be construed, regulated, and administered in accordance with the laws of the State of Delaware except to the extent that said laws have been preempted by the laws of the United States. The forum and venue for any suit brought regarding any claim under this Plan shall be in Harris County, Texas.
(c)For so long as the Stock is registered pursuant to section 12(b) or 12(g) of the Exchange Act, this Plan shall be operated in compliance with section 16(b) of the Exchange Act and, if any Plan provision or transaction is found not to comply with section 16(b) of the Exchange Act, that provision or transaction shall be deemed null and void ab initio.
(d)If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.
(e)Subject to Section 10, payment or delivery of amounts under the Plan may be subject to administrative or other delays that result in payment or delivery on a date later than the date specified under the Plan or a Deferral Election. In accordance with Code section 409A, payment shall be deemed to occur on a specified date if paid no earlier than 30 days prior to such date and no later than the end of the Plan Year in which such date falls (or, if later, by the fifteenth day of the third calendar month following such date). No Non-Employee Director or Beneficiary shall be entitled to any additional earnings or interest in respect of any such payment delays, nor shall any Non-Employee Director or Beneficiary be provided an election with respect to the timing of any administratively delayed payment.
(f)For purposes of this Plan, electronic communications, statements, elections, and signatures shall be considered to be in writing if made in accordance with procedures adopted by the Administrator.
(g)If any person to whom a payment is due hereunder is incapacitated or is a minor or legally incompetent as determined in the sole discretion of the Administrator, the Company shall have the power to cause the payment due such person to be made to such person’s guardian or other legal representative for the person’s benefit, and such payment shall constitute a full release and discharge of the Company.